Exhibit 10.35

FIRST AMENDMENT
TO THE
MOOG INC.
RETIREMENT SAVINGS RESTORATION PLAN
WHEREAS, Moog Inc. (the “Company”) maintains the Moog Inc. Retirement Savings Restoration Plan (the “Plan”); and
WHEREAS, under Article 7 of the Plan, the Company may amend the Plan at any time; and
WHEREAS, the Company wishes to amend the Plan in certain respects.
NOW, THEREFORE, the Plan is amended, effective as of October 1, 2020, as follows:
1.Section 3.1 of the Plan is deleted in its entirety and replaced as follows:
Section 3.1.    Matching Restoration Contribution.
(a)Non-RSP(+) Participants. A Participant who is not eligible for “RSP(+) Matching Contributions” (as defined in the Qualified Plan) under the Qualified Plan will be eligible for a Matching Restoration Contribution under this Section 3.1(a). For each Plan Year in which such a Participant’s Compensation for such Plan Year exceeds the Code Section 401(a)(17) Limit, the Company will credit the Participant’s Account with a Matching Restoration Contribution. The amount of any Matching Restoration Contribution, if any, will equal the “401(k) Matching Contribution” (as defined in the Qualified Plan) the Participant would have received under the Qualified Plan for such Plan Year but for the Code Section 401(a)(17) limit, less any 401(k) Matching Contribution actually made to the Qualified Plan for the Plan Year in respect of the Participant.
(b)RSP(+) Participants. A Participant who is eligible for RSP(+) Matching Contributions under the Qualified Plan will be eligible for a Matching Restoration Contribution under this Section 3.1(b). To receive a Matching Restoration Contribution for a Plan Year, such a Participant must make “Salary Reduction Contributions” (as defined in the Qualified Plan) to the Qualified Plan during the Plan Year that are at least equal to the applicable dollar amount in effect under Code Section 402(g)(1)(B) for the calendar year in which the Plan Year begins. If the Participant satisfies the requirements set forth in the preceding sentence, the Company will credit the Participant’s Account with a Matching Restoration Contribution equal to (x) the Code Section 401(a)(17) Limit, times (y) the maximum RSP(+) Matching Contribution rate in effect under the Qualified Plan for the Plan Year, less any RSP(+) Matching Contributions actually made to the Qualified Plan for the Plan Year in respect of the Participant.
By way of example, if the applicable Code Section 401(a) Limit is $285,000, the applicable dollar amount in effect under Code Section 402(g)(1)(B) is $19,500, the maximum RSP(+) Matching Contribution Rate is 50% of a Participant’s Salary Reduction Contributions up to 4% of the Code Section 401(a) Limit, and the RSP+ Matching Contributions actually made to the Qualified Plan

Exhibit 10.35

on behalf of the Participant for the Plan Year are $9,750, then the Matching Restoration Contribution for the Plan Year would be $1,650, determined as ($285,000 x 4%) - $9,750.
2.In all other respects, the Plan remains unchanged.
IN WITNESS HEREOF, the Company, through is duly authorized officer, adopts this First Amendment to the Moog Inc. Retirement Savings Restoration Plan.

MOOG INC.

Dated:__________ ___, 2021	By:
Title: